SULLIVAN & WORCESTER	Sullivan & Worcester LLP One Post Office Square Boston, MA 02109	T 617-338-2800 F 617-338-2880 www.sandw.com

EXHIBIT 5.1

July 30, 2004

LoJack Corporation
200 Lowder Brook Drive, Suite 1000
Westwood, Massachusetts 02090

Re: Registration of Additional Shares Under the 2002 Employee Stock Purchase Plan

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), by LoJack Corporation, a Massachusetts corporation (the “Company”), of an additional 750,000 shares of its common stock, par value $.01 per share (“Common Stock”), that are to be offered under and are issuable upon the exercise of options granted and to be granted pursuant to the provisions of the Company’s 2002 Employee Stock Purchase Plan, as amended (the “Plan”; all such shares issued or to be issued thereunder referred to herein as, the “Registered Shares”), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Act.

We have acted as counsel to the Company in connection with the Registration Statement and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Restated Articles of Organization of the Company, as presently in effect, the Amended By-laws of the Company, as currently in effect, the minute books and corporate records of the Company, and such other documents as we have considered necessary and appropriate in order to furnish the opinion hereinafter set forth. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

This opinion is limited to the laws of the Commonwealth of Massachusetts and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction or as to securities or blue sky laws of the Commonwealth of Massachusetts.

Based on and subject to the foregoing, we are of the opinion that, the Registered Shares, when issued in accordance with the terms of the Plan and the options granted thereunder, will be duly authorized, validly issued, fully paid and nonassessable by the Company.

BOSTON          NEW YORK           WASHINGTON, DC

July 30, 2004

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP
SULLIVAN & WORCESTER LLP